UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2012 (August 22, 2012)

NEW JERSEY RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	001-8359	22-2376465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Wyckoff Road Wall, New Jersey		07719
(Address of principal executive offices)		(Zip Code)

(732) 938-1480

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 22, 2012, New Jersey Resources Corporation (“NJR”), as borrower, and certain of NJR’s unregulated subsidiaries, as guarantors (the “Guarantors”), entered into a $325,000,000 Amended and Restated Credit Agreement, dated as of August 22, 2012 (the “New Credit Agreement”) with the several lenders party thereto, PNC Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, and Bank of America, N.A., TD Bank, N.A. and U.S. Bank National Association, as Documentation Agents. PNC Capital Markets LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, were the Joint Lead Arrangers of the New Credit Agreement. The New Credit Agreement refinances an earlier $325,000,000 revolving credit facility that was scheduled to expire on December 13, 2012, but has now been terminated. The New Credit Agreement is scheduled to terminate on August 22, 2017.

Borrowings under the New Credit Agreement bear interest, at NJR’s option at (i) a rate per annum equal to the greatest of (A) PNC Bank N.A.’s prime rate, (B) the Federal Funds Open Rate, as quoted on stated electronic sources that display such rate, plus 0.50%, and (C) the Daily LIBOR Rate (as defined in the agreement) plus 1.00%, plus in the case of (A), (B), and (C), an applicable margin between 0.00% and 0.625%, depending upon the credit rating of New Jersey Natural Gas Company, a wholly-owned subsidiary of NJR, from Standard & Poor’s and Moody’s Investor Services, Inc., or a successor nationally recognized statistical rating agency (“Credit Rating”), or (ii) a rate per annum equal to the Daily LIBOR Rate plus an applicable margin of 0.875% to 1.625%, depending on the Credit Rating. The Commitment Fee Rate for the New Credit Agreement may range from 0.10% to 0.20%, depending upon the Credit Rating. As of the closing of the New Credit Agreement, the Commitment Fee Rate was 0.10%, the applicable margin for loans described in (i) above was 0.00% and the applicable margin for loans described in (ii) above was 0.875%. The New Credit Agreement permits the borrowing of revolving loans and swingline loans, as well as the issuance of letters of credit. The New Credit Agreement also includes an accordion feature, which would allow NJR, in the absence of a default or event of default, to increase from time to time, with the existing or new lenders, the revolving credit commitments under the New Credit Agreement in minimum $5,000,000 increments up to a maximum of $100,000,000.

The New Credit Agreement contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (a) a maximum leverage ratio (consolidated total indebtedness to consolidated total capitalization as defined in the New Credit Agreement), of not more than 0.65 to 1.00 at any time; (b) limitations on liens and incurrence of debt, investments, mergers and asset dispositions, and the use of the proceeds of the New Credit Agreement; (c) requirements to preserve corporate existence, and comply with laws; and (d) default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the New Credit Agreement could result in all loans and other obligations of NJR becoming immediately due and payable and the New Credit Agreement being terminated.

A copy of the New Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summary of the New Credit Agreement is qualified in its entirety by reference to the text of the New Credit Agreement filed herewith.

NJR and its affiliates regularly engage the banks listed above to provide other banking services. All of these engagements are negotiated at arm’s length.

Item 1.02	Termination of a Material Definitive Agreement.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.	Not applicable.

(b)	Pro Forma Financial Information.	Not applicable.

(c)	Exhibits

Exhibit 4.1	Amended and Restated Credit Agreement dated as of August 22, 2012 by and among NJR, the guarantors thereto, the lenders party thereto, PNC Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, Bank of America, N.A., TD Bank, N.A. and U.S. Bank National Association, as Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION
Date: August 28, 2012
	By:	/s/ Glenn C. Lockwood
Glenn C. Lockwood Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Credit Agreement dated as of August 22, 2012 by and among NJR, the guarantors thereto, the lenders party thereto, PNC Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, Bank of America, N.A., TD Bank, N.A. and U.S. Bank National Association, as Documentation Agents.